Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-56904, 333-106852, 333-166393, and 333-181638 on Form S-8 and No. 333-180946 on Form S-3 of our reports dated February 28, 2014, with respect to the consolidated financial statements of Westmoreland Coal Company and subsidiaries, Westmoreland Kemmerer, Inc., Westmoreland Energy LLC and subsidiaries, and Westmoreland Resources, Inc. and subsidiary, and the effectiveness of internal control over financial reporting of Westmoreland Coal Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Denver, Colorado
February 28, 2014